Exhibit 10.8

PERFORMANCE UNIT AWARD AGREEMENT

PLY GEM PRIME HOLDINGS, INC.

This Performance Unit Award Agreement (the “Agreement”), effective as of [__________ ___, _____] (the “Award Date”), is entered into by and between Ply Gem Prime Holdings, Inc., a Delaware corporation (the “Company”), and [______________] (the “Participant”).

WHEREAS, the Company desires to provide the Participant an incentive to participate in the success and growth of the Company through the opportunity to earn a proprietary interest in the Company; and

WHEREAS, to give effect to the foregoing intentions, the Company desires to grant the Participant this Performance Unit Award pursuant to the Ply Gem Prime Holdings, Inc. Long Term Incentive Plan (the “Plan”).

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto agree as follows:

1.  Award.  Subject to the terms and conditions set forth in this Agreement and as otherwise provided in the Plan, the Company hereby grants to the Participant, on the date of this Agreement, a Performance Unit Award (the “Award”) with the terms described in this Agreement.  Pursuant to the Award, the Company shall deliver to the Participant a cash amount, if any, earned in respect of the Performance Unit Award in accordance with Exhibit A (the “Target Cash Amount”) on or within 30 days following [__________ ___, _____] (the “Vesting Date”); provided that a written determination has been made by the Board or the Committee, as applicable, that the Performance Goal, as set forth on Exhibit A, has been achieved, and provided further that, except as provided in Section 3 hereof, the Participant is in the employ of the Company or its subsidiaries on the Vesting Date.

2.  Incorporation by Reference, Etc.  The provisions of the Plan are hereby incorporated herein by reference.  Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan and any interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan.  Any capitalized terms not otherwise defined in this Agreement shall have the definitions set forth in the Plan.  The Committee shall have final authority to interpret and construe the Plan and this Agreement and to make any and all determinations under them, and its decision shall be binding and conclusive upon the Participant and his legal representative in respect of any questions arising under the Plan or this Agreement.  By signing this Agreement, the Participant acknowledges that he has received a copy of the Plan and has had an opportunity to review the Plan and agrees to be bound by all the terms and provisions of the Plan.

3.  Termination of Employment

(a) Termination without Cause, for Good Reason or due to Death or Disability.  In the event that the Participant’s employment with the Company and/or its subsidiaries is terminated on or prior to the Vesting Date by the Company or such applicable subsidiary without Cause, or by the Participant for Good Reason (as defined in subsection (c) below), or due to the Participant’s death or Disability, the amount equal to the product of (x) the Target Cash Amount that is determined to have been earned as of the Vesting Date in accordance with Exhibit A, if any, multiplied by (y) a fraction, the numerator of which shall be the number of days in the Performance Period (as defined on Exhibit A) that have elapsed through the date of such termination of employment, and the denominator of which shall be 731, shall vest and be delivered to the Participant (or the Participant’s estate, as applicable) on or within 15 days following the Vesting Date.

(b) Termination for Cause or Resignation without Good Reason.  In the event that the Participant’s employment with the Company and/or its subsidiaries is terminated on or prior to the Vesting Date by the Company or such applicable subsidiary for Cause, or by the Participant without Good Reason (as defined in subsection (c) below), this Award shall terminate and all of the Participant’s rights to receive any of the Target Cash Amount in respect of the Performance Unit Award shall be forfeited immediately as of the date of such termination.

(c)     Definition of “Good Reason.”  For purposes of this Agreement, “Good Reason,” with respect to the Participant, either (i) has the meaning attributed to it (or to a term of similar import) under the Participant’s existing employment, consulting, retention, severance or other similar agreement between the Participant and the Company or its subsidiary, as applicable, or if none, then (ii) means (A) a reduction of at least 5% in the aggregate, in the Participant’s annual base salary and target incentive compensation opportunity; or (B) the relocation of the Participant’s principal place of employment to a location more than fifty (50) miles from the Participant’s principal place of employment; provided, however, that in order for a termination to constitute a termination for Good Reason, the Participant must (x) provide the Company with notice of the circumstances claimed to constitute Good Reason within 60 days following the occurrence of such circumstances and (y) terminate his or her employment within 60 days following the date of notice given pursuant to clause (x).

4.  Change in Control.  In the event of a Change in Control of the Company prior to the Vesting Date, this Award shall become immediately and fully vested as of the effective date of such Change in Control, and the Company shall deliver the Target Cash Amount to the Participant on or within 15 days following the effective date of such Change in Control.

5.  Transfer Restrictions.  Prior to settlement of the Performance Unit Award, the Participant shall not be permitted to sell, assign, pledge or otherwise transfer (voluntarily or involuntarily) this Award or any amount deliverable thereof.

6.  Adjustment of Performance Goal.  The Chief Executive Officer of the Company (the “CEO”), in his sole discretion, may, in light of any significant changes in the market relevant at the time of his determination, adjust the Performance Goal set forth on Exhibit A upward or downward to the extent that the CEO in his sole discretion deems to be necessary or appropriate.  The CEO shall communicate in writing any such adjustment to the Performance Goal to the Participant within 30 days following any such adjustment.  Without limiting the foregoing, in the event of (a) any dividend (other than regular cash dividends) or other distribution (whether in the form of cash, shares of Common Stock, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, split-off, spin-off, combination, repurchase or exchange of shares of Common Stock or other securities of the Company, issuance of warrants or other rights to acquire shares of Common Stock or other securities of the Company, or other similar corporate transaction or event (including, without limitation, a Change in Control) that affects the shares of Common Stock, or (b) unusual or nonrecurring events (including, without limitation, a Change in Control) affecting the Company, any Affiliate, or the financial statements of the Company or any Affiliate, or changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange or inter-dealer quotation system, accounting principles or law, such that in any case an adjustment to the terms of the Award is determined by the Committee in its sole discretion to be necessary or appropriate, then the Committee shall make any such adjustments in such manner as it may deem equitable, in accordance with Section 12 of the Plan.

7.  Government Regulations.  Notwithstanding anything contained herein to the contrary, the Company’s obligation to settle or deliver the Performance Unit Award shall be subject to the terms of all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required.

8.  Withholding Taxes.  The Participant shall be required to pay to the Company or its subsidiary, and the Company or its subsidiary shall have the right (but not the obligation) and is hereby authorized to withhold from amounts payable or deliverable to the Participant, the amount of any required withholding taxes in respect of the Award or any payment or transfer under the Award, and to take such other action as may be necessary in the opinion of the Committee or the Company to satisfy all obligations for the payment of such withholding taxes.

9.  Section 409A.  This Award is intended to be exempt from Section 409A of the Code pursuant to the short-term deferral exemption under U.S. Treasury Regulation 1.409A-1(b)(4), and this Agreement shall be construed and interpreted in a manner consistent therewith.  Notwithstanding the foregoing, to the extent any payments hereunder are considered “deferred compensation” subject to Section 409A of the Code, then (i) the provisions of this Agreement are intended to comply with Section 409A of the Code, and this Agreement shall be construed and interpreted in a manner consistent with the requirements of Section 409A of the Code, as applicable, (ii) each of the payments that may be made under this Agreement is designated as a separate payment, (iii) references in the Agreement to “termination of employment” (and substantially similar phrases) shall mean “separation from service” within the meaning of Section 409A of the Code and (iv) if any deferred compensation that would otherwise be payable during the six-month period following such “separation from service” is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then payment of such “deferred compensation” shall not be made to the Participant before the date which is six months after the date of his or her separation from service (and shall be paid in a single lump sum, without interest, on the first day of the seventh month following the date of such separation from service) or, if earlier, the Participant’s date of death.

10.  Participant Representations.  The Participant has reviewed with his or her own tax advisors the federal, state, local and foreign tax consequences of the transactions contemplated by this Agreement.  The Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents, if any, made to the Participant.  The Participant understands that the Participant (and, subject to Section 8 above, not the Company) shall be responsible for the Participant’s own tax liability arising as a result of the transactions contemplated by this Agreement.

11.  Clawback/Forfeiture.  The Committee may, in its sole discretion, cancel the Award if the Participant, without the consent of the Company, while employed by or providing services to the Company or any Affiliate or after termination of such employment or service, violates a non-competition, non-solicitation, non-disparagement, non-disclosure covenant or agreement or otherwise has engaged in or engages in activity that is in conflict with or adverse to the interest of the Company or any Affiliate, including fraud or conduct contributing to any financial restatements or irregularities, as determined by the Committee in its sole discretion.  If the Participant otherwise has engaged in or engages in any activity referred to in the preceding sentence, as determined by the Committee in its sole discretion, the Participant will forfeit any compensation, gain or other value realized thereafter on the vesting or settlement of the Award, and must promptly repay such amounts to the Company.  If the Participant receives any amount in excess of what the Participant should have received under the terms of the Award for any reason (including without limitation by reason of a financial restatement, mistake in calculations or other administrative error), all as determined by the Committee in its sole discretion, then the Participant shall be required to promptly repay any such excess amount to the Company.  To the extent required by applicable law (including without limitation Section 302 of the Sarbanes-Oxley Act of 2002 and Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act) and/or the rules and regulations of NYSE or other securities exchange or inter-dealer quotation system on which the Common Stock is listed or quoted, or if so required pursuant to a written policy adopted by the Company, the Award shall be subject (including on a retroactive basis) to clawback, forfeiture or similar requirements (and such requirements shall be deemed incorporated by reference into the Award).

12.  No Rights as a Stockholder. This Award shall not be construed as giving the Participant any rights of a stockholder of the Company, and the Participant shall not be deemed for any purpose to be the owner of any shares of Common Stock.

13.  No Rights to Employment.  Neither this Agreement nor any action taken hereunder shall be construed as giving the Participant any right of continuing employment by the Company or its subsidiaries.

14.  Notices.  Notices or communications to be made hereunder shall be in writing and shall be delivered in person, by registered mail, by confirmed facsimile or by a reputable overnight courier service to the Company at its principal office or to the Participant at his or her address contained in the records of the Company.

15.  Governing Law.  This Agreement shall be construed under the laws of the State of Delaware, without regard to conflict of laws principles.

16.  Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings relating to the subject matter of this Agreement.  Notwithstanding the foregoing, this Agreement and the Award made hereby shall be subject to the terms of the Plan.  In the event of a conflict between this Agreement and the Plan, the terms and conditions of the Plan shall control.

17.  Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the Company and the Participant and their respective permitted successors, assigns, heirs, beneficiaries and representatives.  This Agreement is personal to the Participant and may not be assigned by the Participant without the prior consent of the Company.  Any attempted assignment in violation of this Section 15 shall be null and void.

18.  Amendment.  This Agreement may be amended or modified only as provided in Section 14 of the Plan or by a written instrument executed by both the Company and the Participant.

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[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused their duly authorized officer to execute this Agreement on the date first written above

PLY GEM PRIME HOLDINGS, INC.

By: ___________________________
Name: Gary E. Robinette
Title: President and Chief Executive Officer
Date: [__________ __, ____]

________________________________
[NAME OF PARTICIPANT]

EXHIBIT A

(A)           “Performance Period”:  [__________ ___, _____] through [__________ ___, _____].

(B)           “Target Cash Amount”:  $______

(C)    “Performance Goal”:     [___% achievement of Cumulative EBITDA.  Cumulative EBITDA for the Performance Period is currently equal to $___________].